Exhibit 10.5

Dated: ______

FACILITY AGREEMENT

For the entering into and termination of

COMMODITY CONTRACTS

Between

ETFS COLLATERALIZED COMMODITIES TRUST

ON BEHALF OF ITS SEPARATE SERIES (FUNDS)

and

[COUNTERPARTY]

THIS FACILITY AGREEMENT is made [___________]

BETWEEN:

(1)

ETFS COLLATERALIZED COMMODITIES TRUST, a Delaware statutory trust, whose office is located at c/o ETF Securities USA LLC, Ordnance House, 31 Pier Road, St Helier, Jersey, Channel Islands (“Trust”), on behalf of each separate series (each a “Fund”) as set forth on Schedule A hereo; and

(2)	_________ (“Counterparty”), whose office is located at _________________.

WHEREAS:

(A)	Funds may create or redeem Long, Short, and Leveraged Shares at values based on the return of Commodity Contracts referencing the Commodity Indices; and

(B)	Counterparty has agreed to provide each Fund with a facility for entering into and terminating Commodity Contracts on the terms and conditions herein stated.

NOW THEREFORE in consideration of the mutual covenants, conditions, representations, and warranties set forth herein, it is hereby agreed as follows:

1. DEFINED TERMS AND INTERPRETATION

Defined terms

1.1 In this Agreement, the following words and expressions have the following meanings:

“Acceptable Credit Rating” means a long term senior debt credit rating of at least BBB+ from Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies Inc. (or any successor to the ratings business thereof), and of at least Baa1 from Moody’s Investors Service Inc. (or any successor to the ratings business thereof).

“Affected Business” has the meaning given in Section 7.1.

“Affected Party” has the meaning given in Section 7.1.

“Affiliate” means, in relation to any person, any entity controlled, directly or indirectly, by that person, any entity that controls, directly or indirectly, that person, or any entity directly or indirectly under common control with that person; and for this purpose, control of any entity or person means ownership of a majority of the voting power of the entity or person.

“Agreement” means this agreement and includes the Schedules hereto.

“Authorized Individual” means, in respect of a Party or an Authorized Participant, a natural person notified in writing by such Party or Authorized Participant from time to time as having authority on behalf of that Party or Authorized Participant to sign notices, give instructions and make binding commitments on behalf of that Party or Authorized Participant in relation to activities contemplated by this Agreement or the relevant Authorized Participant Agreement.

“Authorized Participant” means a person who (1) is a registered broker-dealer or other securities market participant such as a bank or other financial institution which is not required to register as a broker-dealer to engage in securities transactions, (2) is a participant in DTC,

(3) has entered into an Authorized Participant Agreement with the Trust and the Sponsor, and (4) has entered into a Direct Agreement with each of the Counterparties of the relevant Fund.

Authorized Participant Agreement” means an agreement entered into by each Authorized Participant, the Sponsor, and the Trust, on behalf of its Funds, which sets forth the procedures for the creation and redemption of Creation Units in a Fund.

“Business Day” means a day (other than a Saturday or Sunday) on which the Exchange is open for regular trading.

“Calculation Agent” means a person appointed by the sponsor to determine the Daily Contract Price of Commodity Contracts, _______ being the current calculation agent.

“Commodity Contract” means a prepaid forward contract between a Fund and Counterparty, whose value is derived by reference to the daily value of a specified Commodity Index multiplied by the Delta Factor subject to the Daily Capital Adjustment. The terms of each Fund’s Commodity Contracts are set forth in ISDA Agreements negotiated by the sponsor and the counterparties. Each Fund enters into Commodity Contracts as a substitute for investing directly in commodities, commodity futures contracts or options on futures to gain exposure to the Fund’s specified Commodity Index.

“Commodity Contract Spread” means the spread rate agreed by a Fund and Counterparty as compensation of the Counterparty for providing the Fund with exposure to the Commodity Index.

“Commodity Index” means an index referencing a specified commodity or commodities and referenced by a Fund. A Commodity Index may be either a Composite Commodity Index or an Individual Commodity Index.

“Component Exchange” means the commodity futures exchange upon which index components, which are also referred to as designated contracts, are traded, being the Intercontinental Exchange, Inc. for Brent oil futures, the New York Mercantile Exchange, Inc. for natural gas futures, COMEX for copper futures, The Chicago Board of Trade for wheat futures, and COMEX for gold futures.

“Composite Commodity Index” means a Commodity Index that tracks the futures prices of a specified basket of commodities as calculated and published by the index providers, which may be constituted by the index providers by aggregating multiple Individual Commodity Indices. The Composite Commodity Indices will be referenced by the following Funds: ETFS Composite Agriculture; ETFS Composite Industrial Metals; ETFS Composite Energy; and ETFS All Commodities.

“Compulsory Redemption” means the mandatory redemption of Shares of a Fund for the following reasons: _____________.

“Counterparty” means ____________.

“Counterparty Event of Default” means:

(a)

the failure of Counterparty to make a payment it is due to make in accordance with the termination procedures, where such failure is not rectified within ___ Business Days following the day on which Counterparty receives notice of the failure or being in breach of any other of its obligations under this Agreement provided that such breach (if capable of being rectified) is not rectified within ____ Business Days of Counterparty receiving written notice of such breach; or

(b)	an Insolvency Event occurring with respect to Counterparty.

“Counterparty Settlement Failure” means, in relation to any Commodity Contracts, the failure by Counterparty to comply with its obligations in respect of the termination of those Commodity Contracts under this Agreement (including without limitation a failure to pay the termination amount in respect of those Commodity Contracts on the due date therefor into the applicable Redemption Account in accordance with this Agreement).

“Daily Capital Adjustment” means the daily adjustment calculation of each Commodity Contract to account for a daily accrual to a Fund of a 3-month U.S. Treasury bill rate of return less the following ordinary expenses of the Fund: (1) Commodity Contract Spread, (2) Sponsor’s Fee and (3) Service Allowance.

“Daily Contract Price” means the price of a Commodity Contract is determined by the formula contained in such Commodity Contract and calculated daily by the Calculation Agent. The formula is based on the change in the closing settlement price level of the relevant Commodity Index from the prior day, the Daily Capital Adjustment for such day, and the Delta Factor for such Fund.

“Delta Factor” means the Delta Factor applicable to a particular Fund, expressed as a number. For Long Funds, the Delta Factor equals 100%. For Short Funds, the Delta Factor equals negative 100%. For Leveraged Funds, the Delta Factor equals 200%.

“Designated Contract” means the constituent futures contract of a Commodity Index.

“Default Rate” means a rate per annum of interest equal to ______ compounded daily.

“Direct Agreement” means Direct Agreement between each Authorized Participant and a counterparty that is a pre-condition to such Authorized Participant’s ability to place creation and redemption orders and that principally provides undertakings between the Authorized Participant and counterparty regarding the settlement of monies payable for creations and redemptions in the event of order cancellations and other settlement failures.

“DTC” means the Depository Trust Company. DTC is a limited purpose trust company organized under New York law, a member of the U.S. Federal Reserve System and a clearing agency registered with the SEC. DTC will act as the securities depository for the shares of each Fund.

“Equivalent Number” means, in relation to the entering into or termination of Commodity Contracts in conjunction with a Creation or Redemption of Shares, the number and class of Commodity Contracts which is the same as the number and class of Shares;

“Event of Default” means a Counterparty Event of Default or a Fund Event of Default.

“Exchange” means ____, the exchange on which each Fund’s shares are listed and traded.

“Fund Event of Default” means any of:

(a)	the occurrence of a Fund Insolvency Event; or

(b)

Fund being in breach of this Agreement provided that such breach (if capable of being rectified) is not rectified within ___ Business Days of Counterparty sending a written notice of such breach, and further provided that a failure by Fund to comply with its obligations herein shall not be a breach of this Agreement if caused by a corresponding failure of an Authorized Participant to make a payment that it is required to make to Fund under the relevant Authorized Participant Agreement.

“Fund Insolvency Event” means an event in which a Fund (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) has a declaration made against it declaring the assets of Fund insolvent; (5) institutes or has instituted against it any other proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (6) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (7) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (8) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (9) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (8) (inclusive); or (10) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; provided that no action taken by the Sponsor in respect of a Fund shall constitute a Fund Insolvency Event save where acts of the Sponsor fall within one or more of clauses (1) to (9) and are taken in respect of security taken over Commodity Contracts, this Facility Agreement, or any other Facility Agreement.

“Fund Settlement Failure” means, in relation to any Commodity Contracts, the failure by an Authorized Participant to comply with its obligations in respect of the Creation of Shares relating to those Commodity Contracts under the relevant Authorized Participant Agreement (including, without limitation, a failure to pay the creation amount in respect of those Shares on the due date therefor in full cleared and immediately available US Dollar funds into the specified Counterparty Account in accordance with the relevant Authorized Participant Agreement), other than any such failure which has occurred as a result of the failure of Counterparty to comply with its obligations in respect of entering into the corresponding Commodity Contracts under this Agreement;

“Funding Rate” means a rate per annum of interest equal to ________ compounded daily;

“Handbook” means an index provider publication explaining the methodology for calculation of each Commodity Index. A copy of the Handbook can be obtained from the following website www.______________.com.

“Hedging Disruption Event” means an event, circumstance, or cause that Counterparty reasonably and in good faith determines has had or would reasonably be expected to have a materially adverse effect on Counterparty’s ability to hedge its positions in connection with this Agreement or Commodity Contracts of the relevant class, including, without limitation, any limitation or prohibition associated with acquiring, establishing, re-establishing, substituting, maintaining, unwinding or disposing of any hedging transaction in connection with this Agreement or such Commodity Contracts, in each case whether due to market illiquidity, position limits in respect of any futures contract, illegality, the adoption of or change in any law or other regulatory instrument, lack of availability of hedging transaction market participants or the occurrence or existence of any other circumstance or event.

“Index” means the __________ calculated and published by ________.

“Individual Commodity Index” means a Commodity Index that tracks the futures prices of an individual commodity as calculated and published by the index providers. The Individual Commodity Indices will be referenced by the following Funds: ETFS ex-U.S. Oil; ETFS Natural Gas; ETFS Copper; ETFS Wheat; ETFS Short ex-U.S. Oil; ETFS Short Natural Gas; ETFS Short Copper; ETFS Short Wheat; ETFS Short Gold; ETFS Leveraged ex-U.S. Oil; ETFS Leveraged Natural Gas; ETFS Leveraged Copper; ETFS Leveraged Wheat; and ETFS Leveraged Gold.

“Insolvency Event” means, in relation to a person other than Fund, such person (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

“Investment Company Act” means the Investment Company Act of 1940, as amended;

“ISDA” means the International Swaps and Derivatives Association, Inc.

“ISDA Agreements” mean the ISDA Master Agreement and all related documentation including the ISDA Master Confirmation, Credit Support Annex, and any schedules thereto.

“ISDA Master Agreement” means the form of ISDA Master Agreement (Multicurrency – Cross-border) as published by ISDA in 1992 (using 2002 Definitions), including the related Schedule negotiated by the Sponsor on behalf of a Fund and a Counterparty, which agreement will be accompanied by a Credit Support Annex and sets forth the general terms of Commodity Contracts.

“ISDA Master Confirmation” means the ISDA master confirmation entered into by the Sponsor on behalf of a Fund with a Counterparty, which confirmation will be subject to an ISDA Master Agreement and set forth the specific terms of Commodity Contracts.

“Leveraged Fund” means a Fund that seeks daily investment results, before fees and expenses, which correspond to 200% of the daily performance, whether positive or negative, of its specified Commodity Index.

“Long Fund” means a Fund that seeks to track the daily investment results, before fees and expenses, which correspond to 100% of the daily performance whether positive or negative, of their respective Commodity Indices.

“Market Disruption Day” means a Trading Day on which a Market Disruption Event occurs or is continuing in a Component Exchange.

“Market Disruption Event” means the occurrence or continuance of any of the following events:

          (a) The Component Exchange fails to determine, announce, or publish the relevant settlement price for the Designated Contract underlying a Fund’s Commodity Index;

          (b) The termination or suspension of, or material limitation or disruption in the trading of, any Designated Contract used in the calculation of a Fund’s Commodity Index; or

          (c) The settlement price of the Designated Contract used in the calculation of a Fund’s Commodity Index reflects the Component Exchange’s maximum permitted price change from the previous day’s settlement price.

“Material Adverse Change” means:

(a)	the adoption of, or any change in, any applicable law, legally-binding directive, or regulation, as a consequence of which the performance of this Agreement by either Party becomes unlawful; or

(b)

by reason of the adoption of, or any change in, any applicable law, directive, regulation, accounting rule, practice or principle, or any change in tax law, in each case after the date of this Agreement, or any change in the interpretation or application by any competent authority of any such applicable law, directive, regulation, rule, practice or principle, after the date of this Agreement, a Party considers (acting in good faith) that the economic benefit of its participation in any existing or future Commodity Contracts would be materially adversely affected.

“Material Adverse Change Notice” has the meaning given in Section 7.1.

“Party” means a party to this Agreement including that party’s successors in title and assignees or transferees permitted in accordance with the terms of this Agreement.

“Payment Date” means the third Business Day following the Pricing Date.

“Pricing Day” means a Trading Day that is not a Market Disruption Day.

“Prospectus” means the prospectus relating to the Funds that is currently part of the effective registration statement of the Trust, as such prospectus may be amended or supplemented;

“Redemption Account” means a bank account to receive payments of the redemption amount in respect of the termination of Commodity Contracts (and matching Shares), which account shall be for an Authorized Participant, the bank account notified in writing by the Authorized Participant to Fund and Counterparty from time to time;

“Securities Act” means the Securities Act of 1933 of the USA.

“Service Allowance” means the sum of the tax reporting costs of a Fund and the fixed rate amount paid that finances payment of index licensing fees to the index providers by a Fund.

“Settlement Failure” means either a Counterparty Settlement Failure or a Fund Settlement Failure.

“Settlement Failure Date” means, in relation to a Settlement Failure, the date on which such Settlement Failure occurred.

“Settlement Failure Party” means, with respect to the failure to deliver cash proceeds on a transaction settlement date, the party to a Direct Agreement that so fails to deliver cash proceeds pursuant to a creation or redemption of Fund shares.

“Shares” means Long Shares, Short Shares, and Leveraged Shares;

“Shareholder” means a holders of Shares;

“Short Fund” means a Fund that seeks daily investment results, before extraordinary fees and expenses, which correspond to the inverse (negative 100%) of the daily performance, whether positive or negative, of its specified Commodity Index, subject to a Daily Capital Adjustment.

“Sponsor” means ETF Securities USA LLC, a Delaware limited liability company that is the sponsor of the trust.

“Sponsor’s Fee” means the fixed fee rate that accrues daily to the Sponsor in consideration for the provision of all management and administrative services for the Fund, which fee is a component of the Daily Capital Adjustment and may vary among the Funds.

“Termination Event” means any of the events affecting Fund or Counterparty that results in the termination of the Facility Agreement.

“Trading Day” means a day on which a Component Exchange is open for trading during its regular session, which includes a day on which a Component Exchange closes prior to its scheduled time.

“Trust” means ETFS Collateralized Commodities Trust, a Delaware statutory trust formed on May 27, 2010.

“Trust Agreement” means the Trust Agreement between the Sponsor and the Trustee under which the Trust is formed and which sets forth the rights and duties of the Sponsor and the Trustee.

“Unacceptable Authorized Participant” means an Authorized Participant in respect of which a notice has been given under Section 6.8.

Any term capitalized therein and not defined shall have the meaning referenced in: _________________.

Interpretation

The following rules shall apply to the interpretation of this Agreement unless the context otherwise requires:

(a)	Headings to sections, paragraphs, and other provisions of this Agreement are inserted for ease of reference only and shall not affect the interpretation of this Agreement.

(b)	Any reference to a person or persons includes reference to any individual, corporation, partnership, joint venture, association, public body, governmental authority or other entity.

(c)	Words in the singular shall also include the plural and vice versa.

(d)	Any reference to a Section or Schedule is a reference to a Section or Schedule of this Agreement.

(e)	Any reference in a Schedule to a paragraph is (unless otherwise specified) a reference to a paragraph of that Schedule.

(f)

Any reference to this Agreement or to any other agreement or document includes a reference to this Agreement, or, as the case may be, such other agreement or document, as amended, varied, novated, supplemented or replaced from time to time.

(g)

References to a document or agreement being in the agreed form are to that document or agreement (or a draft thereof) being in a form initialled for identification purposes by or on behalf of each of the Parties on or about the date hereof.

(h)

Any reference in this Agreement to any statute or any provision of any statute includes a reference to any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made thereunder or under any such modification or re-enactment.

(i)	Unless otherwise indicated, any reference in this Agreement to a time is a reference to local time (Eastern) in New York, NY, USA.

Non Waiver

1.2 No failure or delay by any Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of such right or remedy or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

Consequence of unenforceability

1.3 Subject always to Section __, if at any time any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid, illegal or unenforceable:

(a)	such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect; and

(b)

the Parties shall attempt to substitute for any invalid, illegal or unenforceable provision a valid, legal or enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the invalid, illegal or unenforceable provision.

2. EFFECTIVENESS AND TERM

2.1 This Agreement shall come into effect on the Effective Date, and continue in effect for ___ years, subject to early termination provisions agreed to between the Parties. If the Counterparty does not agree to renew or otherwise extend the term of this Agreement on the same or different terms beyond the initial ___ year period or chooses to terminate this Agreement earlier, any outstanding Commodity Contracts will expire.

2.2 Counterparty may not terminate the Facility Agreement (i) on less than ___ months’ notice for any reason, or (ii) on not less than ___ business days’ notice in the event that an Event of Default or Termination Event has occurred and is then continuing with respect to the Trust.

2.3 Fund and Counterparty may terminate the Facility Agreement with respect to a Fund or terminate all or some Commodity Contracts thereunder with respect to such Fund, at any time in its discretion, (i) on not less than ___days’ notice for any reason if all shares are to be redeemed, (ii) on not less than ___ months’ notice for any reason and regardless of whether all shares are to be redeemed, (iii) on not less than ___ business days’ notice in the event that an Event of Default or a Termination Event has occurred and is then continuing with respect to the counterparty, or (iv) on not less than ___ days’ notice in the event of a Compulsory Redemption of all shares of a Fund.

2.4 Upon termination of the Facility Agreement or all or some Commodity Contracts thereunder, the affected Funds will Compulsorily Redeem that number of their shares related to such Commodity Contracts.

3. CREATION AND TERMINATION OF COMMODITY CONTRACTS

3.1 During the term of this Agreement, Fund has the right, subject to the term and conditions of this Agreement and ISDA Agreements, to enter into and terminate Commodity Contracts of any of the classes provided for in this Agreement.

3.2 Upon a purchase order for Shares becoming accepted, an Equivalent Number of Commodity Contracts determined in accordance with the Creation Notice shall be automatically entered into between Counterparty and Fund. On the Payment Date for a creation, Fund shall procure payment from Authorized Participant to Counterparty of the

Creation Amount in respect of that Creation. Upon a redemption notice becoming accepted, Counterparty shall on the Payment Date for such redemption pay to Fund the amount in respect of the termination of an Equivalent Number of Commodity Contracts. On the date of acceptance of a redemption, Commodity Contracts to which such redemption amount relates shall be automatically terminated.

3.3 Each of Fund and Counterparty shall comply with the provisions of Schedule 2 and 3. It is the intention of the Parties to develop web-based systems for the giving of pricing notices in electronic form. If such systems are developed, the Parties may make such amendments to this Agreement (including to the Schedules hereto) as the Parties may agree at the relevant time to accommodate such systems.

3.4 Counterparty will enter into a Direct Agreement with each Authorized Participant pursuant to which it will agree with Authorized Participant to settle between themselves any amounts due as a result of order cancellations or other settlement failures. Fund will not be responsible for such payments.

3.5 Creation orders are subject to an aggregate limit and a daily limit on the creation of new Commodity Contracts. The aggregate limit is based on all Funds. Commodity Contracts cannot be created to the extent that the total outstanding Daily Contract Price of all Commodity Contracts of all Funds would exceed the aggregate limit of [$__________] unless the counterparties otherwise agree. The daily limit is set forth in the relevant ISDA Agreements for the Fund.

4. [RESERVED].

5. PRICE OF COMMODITY CONTRACTS

5.1 In the absence of a Market Disruption Event, the Daily Contract Price of a Commodity Contracts will be calculated to reflect the daily movement in the relevant Commodity Index on each Pricing Day and a Daily Capital Adjustment according to the following formula: (calculated to 7 places of decimals with 0.00000005 rounded upwards):

Pi,t = Pi,t-1 x (1 + DCAi,t + DFi x (Ii,t/Ii,t-1-1))

where:

i refers to the relevant Fund;

t refers to the applicable Pricing Day;

t-1 refers to the Pricing Day immediately before Pricing Day t;

Pi,t is the Daily Contract Price of Fund i for day t;

Pi,t-1 is the Daily Contract Price of Fund i for day t-1;

Ii,t is the closing settlement price level of the Commodity Index referenced by Fund i for day t;

Ii,t-1 is the closing settlement price level of the Commodity Index referenced by Fund i for day t-1;

DCAi,t is the Daily Capital Adjustment of Fund i on day t, expressed as a decimal; and

DFi is the Delta Factor applied to Fund i, expressed as a percentage. For Long Funds, the Delta Factor equals 100%; for Short Funds, Delta Factor equals negative 100%; and for Leveraged Funds, Delta Factor equals 200%.

Market Disruption Days

5.2 For the entering into or termination of a Commodity Contract, if day t is a Market Disruption Day for the Commodity Index relating to that Commodity Contract, no Daily Contract Price will be determined and all rights to create or redeem Creation Units will be suspended. After a period of [5] consecutive Market Disruption Days, the Calculation Agent will use its reasonable efforts to calculate substitute settlement values of the affected Commodity Index using the same methodology and processes for each individual commodity as are used for the calculation of the Commodity Index in the index providers’ Handbook and use those settlement values to resume the calculation of Daily Contract Prices. When the Calculation Agent so determines substitute Daily Contract Prices, those days will be considered Pricing Days and creation and redemption activities will resume.

5.3 The Calculation Agent will determine substitute Daily Contract Prices for only [60] consecutive Pricing Days, if the Market Disruption Event persists that long and the Sponsor and the Counterparty have not earlier agreed upon a replacement index for the affected Commodity Index.

5.4 Once this period in Section 5.3 expires, substitute Daily Contract Price calculations will cease as will any further creation and redemption activities, and the Sponsor may terminate the affected Fund and effect a compulsory redemption of such Fund’s shares.

6. AUTHORIZED PARTICIPANTS

Consent for Authorized Participants

6.1 Fund may appoint Authorized Participants in its sole discretion and Fund shall notify Counterparty of each such appointment, identifying the person, its Authorized Individuals and the date from which that person will be entitled to act as an Authorized Participant; provided, however, that Counterparty shall have a right of prior consent in accordance with this Section 6 in respect of any creations and redemptions by any Authorized Participant.

6.2 Fund shall provide (or shall procure that Counterparty is provided with) such information as Counterparty may reasonably require in order to consider whether or not to accept creations and redemptions by any proposed Authorized Participant.

6.3 Counterparty shall, within ___ Business Days of receiving the information required under Section 6.2, notify Fund whether or not Counterparty gives its consent to creations and redemptions by an Authorized Participant.

6.4 Counterparty shall not unreasonably withhold or delay giving its consent in respect of any such proposal under this Section 6; provided that Counterparty may withhold its consent in its absolute discretion where:

(a)

such proposed person (i) does not have an Acceptable Credit Rating, or (ii) provide credit support acceptable to Counterparty from a credit support provider with an Acceptable Credit Rating, or (iii) provide cash collateral or other security, in either case on such terms as Counterparty may require in its sole discretion; or

(b)	Counterparty otherwise deems such person to be unacceptable as an Authorized Participant for credit, compliance, general business policy or reputational reasons; or

(c)

Counterparty reasonably determines that it would be unlawful for Counterparty, or Counterparty would be required to obtain any governmental or regulatory consent or licence in any jurisdiction, to enter into or perform any of the transactions between it and such Authorized Person contemplated under this Agreement or the relevant Direct Agreement; or

(d)	Counterparty determines, in its reasonable belief, that:

(i)	it may be required to withhold or deduct for or on account of any tax under any applicable law amounts from one or more payments required to be made by it to Counterparty; or

(ii)	it may receive a payment from such proposed person under such Direct Agreement from which an amount would be required to be withheld or deducted for or on account of any tax under any applicable law.

6.5 Where Counterparty has consented (or is deemed to have consented) to accept creations and redemptions from an Authorized Participant, Counterparty shall negotiate in good faith to enter into a Direct Agreement with that person.

6.6 Fund shall notify Counterparty in writing whenever an Authorized Participant ceases to be an Authorized Participant.

6.7 Fund shall not, when entering into an Authorized Participant Agreement with an Authorized Participant, agree to any amendment to the agreed form of Authorized Participant Agreement without the prior written consent of Counterparty, such consent not to be unreasonably withheld or delayed.

6.8 Counterparty may at any time give notice to Fund that an Authorized Participant has ceased to be acceptable to Counterparty with effect from the date and time (no earlier than the date and time on which such notice is sent) specified in such notice if:

(a)

the Authorized Participant or a person providing credit support to Counterparty for the payment obligations of that Authorized Participant does not have an Acceptable Credit Rating, and such Authorized Participant has not provided or procured the provision of credit support acceptable to Counterparty from a credit support provider with an Acceptable Credit Rating or provided cash collateral or other security, in either case on such terms as Counterparty may require in its sole discretion; or

(b)	Counterparty deems such person to be unacceptable as an Authorized Participant for credit, compliance, general business policy or reputational reasons; or

(c)	Counterparty determines, in its reasonable belief, that:

(i)

it would be unlawful for Counterparty, or Counterparty would be required to obtain any governmental or regulatory consent or licence in any jurisdiction, to enter into or perform any of the transactions contemplated to be effected between it and such Authorized Participant, pursuant to this Agreement and the relevant Authorized Participant Agreement or the relevant Direct Agreement; or

(ii)

such Authorized Participant will be incapable of performing its obligations under the relevant Authorized Participant Agreement or the relevant Direct Agreement without contravening (or causing Fund or Counterparty to contravene) any applicable law or regulation; or

(d)	Counterparty determines, in its reasonable belief, that:

	(i)	it may be required to withhold or deduct for or on account of any Tax under any applicable law amounts from one or more payments required to be made by it:

(A)

to such proposed person under any Direct Agreement such that it would be required under such Direct Agreement to pay additional amounts to such person on account of the amount so withheld or deducted; or

		(B)	to Fund under this Agreement such that it would be required to pay additional amounts to Fund on account of the amount so withheld or deducted; or

(ii)

it may receive a payment from such proposed person under such Direct Agreement from which an amount would be required to be withheld or deducted for or on account of any Tax under any applicable law and no amount would required to be paid by such person in respect of such Tax under the Direct Agreement; or

(e)

by reason of (i) the adoption of, or any change in, any applicable law, legally-binding directive or regulation after the date of the relevant Direct Agreement, the performance of the relevant Direct Agreement by either party thereto becomes unlawful; or (ii) the adoption of, or any change in, any applicable law, directive, regulation, accounting rule, practice or principle, or any change in tax law, in each case after the date of the relevant Direct Agreement, or any change in the interpretation or application by any competent authority of any such applicable law, directive, regulation, rule, practice or principle, after the date of the relevant Direct Agreement, Counterparty considers (acting in good faith) that the economic benefit of its being party to the relevant Direct Agreement would be materially adversely affected; or

(f)

such Authorized Participant has failed to pay any amount due and payable by it to Fund (or to its order) in respect of Shares, or to Counterparty in accordance with the relevant Direct Agreement, where such failure is not rectified within five Business Days following the day on which such Authorized Participant receives notice of such failure sent by Fund or Counterparty (as the case may be); or

(g)	the SEC or any regulatory body, governmental body, agency, other authority or court requests, requires, directs or orders that (or to the effect that) such person cease to act as an Authorized Participant or that Counterparty cease to enter into Commodity Contracts in respect of Shares issued by Fund for such Authorized Participant or place hedges in respect of its exposures in respect of them; or

(h)	the Authorized Participant has been found guilty of any breach of law or regulation (whether by the SEC or any other authority or body) in respect of its role as an Authorized Participant; or

7. MATERIAL ADVERSE CHANGE

7.1 If a Material Adverse Change occurs, the Party adversely affected by such Change (the Affected Party) shall give notice thereof to the other Party (a Material Adverse Change Notice), specifying the nature of that Material Adverse Change and the business affected thereby (the Affected Business) and will also give such other information about that Material Adverse Change as the other party may reasonably require. The Affected Party will use all reasonable efforts (which will not require such Party to incur a loss, excluding immaterial, incidental expenses) within 20 days after it gives such Material Adverse Change Notice to restructure the Affected Business (which may include a transfer of all its rights and obligations under this Agreement in respect of the Affected Business to another office or Affiliate) so that such Material Adverse Change ceases to exist.

7.2 If the Affected Party is not able to effect such a restructure it will give notice to the other Party to that effect within such 20 day period, whereupon the other Party may effect such a restructure within 30 days after such Material Adverse Change Notice. Any such restructure by a Party will be subject to and conditional upon the prior written consent of the other Party, which consent will not be withheld if such other Party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

7.3 If a Material Adverse Change occurs and neither Party is able to effect such a restructure or it is reasonably determined that no such restructure would cause the Material Adverse Change to cease, the Parties will negotiate in good faith to reach agreement within 30 days after the first Material Adverse Change Notice is given on action to address such Material Adverse Change which as near as possible would leave both Parties in the same economic position as if such Material Adverse Change had not occurred.

8. TERMINATION

8.1 This Agreement shall terminate following payment in full by Counterparty of the termination amount in respect of all Commodity Contracts in respect of all classes of Commodity Contracts, provided that termination shall be without prejudice to all rights, entitlements and remedies which have arisen or accrued before termination.

9. GENERAL PAYMENT PROVISIONS

Currency

9.1 All monies payable under this Agreement shall be paid in US Dollars in cleared and immediately available funds and without set-off or counterclaim (other than any set-off expressly contemplated by this Agreement).

Interest

9.2 Following the occurrence of a Settlement Failure, interest shall accrue on any balance of the amount (if a Fund Settlement Failure or a Counterparty Settlement Failure) not paid or otherwise discharged by way of set-off in accordance with this Agreement by or on behalf of Fund or Counterparty (as the case may be) from the Settlement Failure Date. Such interest shall:

(a)

accrue at the Funding Rate from and including the Settlement Failure Date to but excluding the date falling three Business Days after the Settlement Failure Date, and thereafter at the Default Rate; and

(b)	cease to accrue:

(i)

in relation to the balance of the amount for entering into Commodity Contracts, (A) on the date on which the Commodity Contracts relating to such balance is terminated by Counterparty in accordance with the terms of this Agreement, or (B) if such Commodity Contracts are not so terminated, on the date on which such balance is paid by or on behalf of Fund into the Counterparty Account; and

	(ii)	in relation to the balance of the termination amount, on the date on which such balance is paid by Counterparty into the relevant Redemption Account.

9.3 The Parties acknowledge and agree that, other than as set out in Section 9.2, no interest or any amount in respect of or in the nature of interest is due or payable by or on behalf of either Party.

No double recovery

9.4 A Party may satisfy any of its payment obligations under this Agreement by procuring the payment of the outstanding amount on its behalf by another person.

Payments due on Days other than Business Days

9.5 Where a day on which a payment would otherwise be due and payable is not a Business Day, such payment shall be due and payable by the payer on the next following Business Day.

Payments into a Redemption Account

9.6 Where Counterparty is required to make a payment into a Redemption Account, if settlement is to be effected through DTC, such payment obligation shall be deemed satisfied upon Counterparty depositing such amount in full cleared and immediately available US Dollar funds into the Counterparty Account provided that the funds remain immediately available, the account remains linked to the Graphical User Interface access of the _______ and Counterparty does not subsequently withdraw those funds other than as part of such settlement occurring; and

10. REPRESENTATIONS AND WARRANTIES

10.1 [To be provided.]

11. ASSIGNMENT

11.1 No Party shall assign, transfer, charge or otherwise deal with all or any of its rights and/or obligations under this Agreement without the prior written consent of the other Party.

12. AUTHORIZED INDIVIDUALS

12.1 Each Party shall appoint one or more Authorized Individual(s), and shall ensure that at all times one or more Authorized Individuals are functioning and able to perform the activities of an Authorized Individual on its behalf.

12.2 Fund shall use reasonable endeavours to ensure that each Authorized Participant appoints one or more Authorized Individual(s), and that at all times one or more Authorized Individuals are functioning and able to perform the activities of an Authorized Individual on behalf of the Authorized Participant.

12.3 Each Party may record telephone calls made by or to any of its Authorized Individuals, and each Party hereby consents to such recording by the other Party.

13. AMENDMENT

This Agreement may only be amended by a written instrument signed by the Parties or their duly Authorized representatives, and provisions of this Agreement may only be waived by a written instrument signed by the Party giving the waiver or its duly Authorized representative.

14. APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York conflict of laws principles) as to all matters, including matters of validity, construction, effect, performance and remedies.

15. JURISDICTION

Each Party hereto irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in the Borough of Manhattan in such State in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue. Each Party further waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to such Party at such Party’s address for purposes of notices hereunder. Each Party hereby waives its right to a trial by jury of any claim arising under or in connection with this Agreement.

16. COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when so executed shall constitute one and the same binding agreement between the Parties.

17. LIMITATIONS ON LIABILITY

17.1 The debts, liabilities, obligations, expenses, costs, charges, indemnities and reserves incurred, contracted for, attributable to or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or of any other Series and, unless otherwise provided by the Sponsor, none of the debts, liabilities, obligations, expenses, costs, charges, indemnities and reserves incurred, contracted for, attributable to or otherwise existing with respect to the Trust generally or any other Series shall be enforceable against the assets of such Series. Any general liabilities, expenses, costs, charges, indemnities or reserves of the Trust which are not readily identifiable as being held with respect to any particular Series shall be allocated and charged by the Sponsor to and among any one or more of the Series in such manner and on such basis as the Sponsor in its sole discretion deems fair and equitable. Pursuant to the Delaware Statutory Trust Act and the Amended and Restated Trust Agreement of the Trust, any party extending credit to, contracting with or having any claim against any Series of the Trust may look only to the assets of such Series to satisfy or enforce any debt with respect to that Series.

17.2 This Agreement has been entered into by the Trust and was executed and delivered by an officer of its Sponsor, on behalf of the Trust, which officer was acting solely in his capacity as an officer of the Sponsor and not in his individual capacity and which Sponsor was acting solely in its capacity as sponsor of the Trust and not in its individual capacity. The obligations of this Agreement are not binding on such officer, the Sponsor or any shareholder of the series of the Trust individually. The obligations of this Agreement are binding only upon the assets and property of the Trust or belonging or attributable to a Series thereof.

SIGNED by the Parties:

Signed by:	)
)
)
)
)

Signed by:	)
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)
)

SCHEDULE A

LIST OF FUNDS

ETFS ex-U.S. Oil
ETFS Natural Gas
ETFS Copper
ETFS Wheat
ETFS Composite Agriculture
ETFS Composite Industrial Metals
ETFS Composite Energy
ETFS All Commodities
ETFS Short ex-U.S. Oil
ETFS Short Natural Gas
ETFS Short Copper
ETFS Short Wheat
ETFS Short Gold
ETFS Leveraged ex-U.S. Oil
ETFS Leveraged Natural Gas
ETFS Leveraged Copper
ETFS Leveraged Wheat
ETFS Leveraged Gold